UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2017 (April 27, 2017)

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed on December 29, 2016 by Inventergy Global, Inc. (the “Parent”), on December 22, 2016, the Parent, Inventergy Inc., a wholly-owned subsidiary of the Parent (the “Owner”), and the other subsidiaries of the Parent (together with the Parent and Owner, the “Company”) entered into a Restructuring Agreement (as amended, the “Restructuring Agreement”) with certain affiliates of Fortress Investment Group, LLC (collectively, “Fortress”) to amend that certain Amended and Restated Revenue Sharing and Note Purchase Agreement (the “Revenue Sharing and Note Purchase Agreement”), which was originally entered into by the Parent, Owner and Fortress on October 1, 2014. Among other things, the Restructuring Agreement contemplated the assignment of the Company’s patents (excluding future acquired patents related to Inventergy Innovations, LLC, a subsidiary of the Parent) (such patents that are subject to the Restructuring Agreement, the “Patents”) to a newly-created special purpose entity (“INVT SPE”).

On April 27, 2017, the transactions contemplated by the Restructuring Agreement were completed. In connection therewith, the Owner and INVT SPE entered into a patent assignment (the “Patent Assignment”) pursuant to which the Owner assigned all the Patents to INVT SPE. In addition, INVT SPE, the Owner and certain affiliate of Fortress entered into a limited liability company agreement for INVT SPE (the “LLC Agreement”) that sets forth the rights and obligations of the parties and the revenue sharing provisions.

Under the LLC Agreement, Fortress has the sole discretion to make any and all decisions relating to the Patents, including the right to license, sell or sue unauthorized users of the Patents (the “Monetization Activities”). All proceeds from the Monetization Activities will be applied as follows: (i) first, to pay for certain third party expenses incurred by the Company, Fortress or third party brokers in relation to the Monetization Activities, (ii) second, to pay up to $2.2 million of the Company’s outstanding principal debt to Nokia Corporation (“Nokia”) in the event any Monetization Activity is directly attributable to the Company’s Nokia patent portfolio, (iii) third, if a Monetization Activity triggers a payment with respect to a retained interest owed to a prior owner under agreements with Panasonic Corporation or Huawei Technologies Co., Ltd., payment will be made to such prior owner, as required, (iv) fourth, to Fortress until Fortress has received (x) reimbursement of any amounts advanced by Fortress pursuant to the Restructuring Agreement plus 20% annual interest on such advances plus (y) $30.5 million less any amounts paid to Fortress for the note obligations under the Revenue Sharing and Note Purchase Agreement, and (v) fifth, after all of the foregoing payment obligations are satisfied, 70% to Fortress and 30% to the Company. The Company will continue to be fully responsible to pay any interest or other charges relating to the debt owed to Nokia.

As a result of the completion of the transactions contemplated by the Restructuring Agreement, the Company’s note obligations to Fortress were extinguished and the Company was relieved of any scheduled amortization (instead, payments to Fortress will only be required out of monetization revenues of INVT SPE). The liquidity covenant is no longer applicable and the Company was relieved from any further responsibility to maintain the Patents, retroactive to December 22, 2016.

The foregoing descriptions of the Patent Assignment and the LLC Agreement do not purport to be complete and are qualified in its entirety by reference to the complete text of such agreements, which are incorporated herein by reference and attached hereto as Exhibits 10.1 and 10.2.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 8.01	Other Events

On May 1, 2017, the Parent issued a press release announcing the completion of the transactions described above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
Number	Description
10.1	Patent Assignment, dated April 27, 2017
10.2	Limited Liability Company Agreement, dated April 27, 2017
99.1	Press Release, dated May 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2017

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chief Executive Officer